Exhibit 99.1

 News

January 23, 2012

BAE Systems and Olin Corporation’s Winchester
Division Form Joint Venture to Pursue Contract
at Lake City Army Ammunition Plant

Independence, Missouri — BAE Systems and Olin Corporation’s Winchester Ammunition Division have announced that they have formed a joint venture to pursue the U.S. Army’s contract to manage, operate and maintain the Lake City Army Ammunition Plant. Today, the new company, called U.S. Munitions, LLC, will submit a proposal for the contract, which has a potential value in excess of $2 billion in sales over 10 years.

U.S. Munitions combines the industry-leading capabilities of BAE Systems Ordnance Systems, a subsidiary of BAE Systems, Inc., and Winchester Ammunition, a division of Olin Corporation. U.S. Munitions provides world-renowned experience and expertise in facilities management and ammunition manufacturing for the U.S. military.

The experience and capabilities of BAE Systems and Winchester Ammunition will allow U.S. Munitions to offer the Army a solid track record of partnering with military customers at government-owned and contractor-operated facilities like the Lake City plant, and bring an exceptional history of performance and accountability in meeting the military’s needs for small-caliber ammunition, which Lake City produces.

The Army has solicited proposals for the Lake City contract and is expected to reach a decision by October 2012. The new operating contract is scheduled to begin fully on October 1, 2013, following a one-year transition period.

The Lake City plant, which began production in 1941, provides small-caliber military ammunition for both training and combat purposes. The plant also serves as a national and regional test center for ammunition performance and weapons firing.

About BAE Systems
BAE Systems Ordnance Systems, Inc. is a subsidiary of BAE Systems, Inc., based in Arlington, Virginia. The company has been the operating contractor for the Holston Army Ammunition Plant in Kingsport, Tennessee for the past 12 years and was selected in 2011 as the operating contractor for the Radford Army Ammunition Plant in Radford, Virginia. BAE Systems has been recognized by the Army as a leader in partnering at government-owned and contractor-operated facilities and has been awarded for its commitment to munitions innovation and plant safety. www.baesystems.com

About Winchester Ammunition
Winchester Ammunition, a division of Olin Corporation (www.olin.com), has operations in East Alton, Illinois and Oxford, Mississippi, and has been manufacturing ammunition for more than a century. Today, Winchester is one of the world’s most recognizable and respected brands. In addition to its commercial products, Winchester has been providing ammunition to the U.S. military since World War I. The company operates two major U.S. manufacturing facilities and is currently the Army’s largest producer of small-caliber ammunition, outside of the Lake City plant. www.winchester.com

For more information, contact:
Stephanie Moncada, BAE Systems
Tel: 301-838-6440; Mobile: 757-806-8280
stephanie.moncada@baesystems.com

Larry P. Kromidas, Olin Corporation (Investor Relations)
Tel: 314-480-1452
lpkromidas@olin.com

Theodore Zimmermann, Winchester Ammunition (Media Relations)
Tel: 618-258-3451; Mobile: 314-378-5697
tazimmermann@olin.com

2012-02